Exhibit 99.1

YELP INC. PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On February 28, 2017, Yelp Inc. (“Yelp” or “Company”) acquired Nowait, Inc. (“Nowait”). In connection with the acquisition, all of the outstanding capital stock and warrants to purchase capital stock of Nowait — including the 20% equity investment in Nowait the Company acquired in July 2016 — were converted into the right to receive an aggregate of approximately $40.0 million in cash. Of the total consideration paid in connection with the acquisition, $8.0 million in cash is being held in escrow for a two-year period after closing to secure the Company’s indemnification rights. The key factor underlying the acquisition was to secure waitlist system and seating tool technology.

On April 3, 2017, the Company acquired all of the equity interests in Turnstyle Analytics, Inc. (“Turnstyle”) for approximately $20.6 million, of which approximately $1.0 million represents compensation cost due to a continuous service requirement, with the remainder representing purchase consideration. Of the total consideration paid in connection with the acquisition, $3.0 million is being held in escrow for an 18-month period after closing to secure the Company’s indemnification rights. The key factor underlying the acquisition was to secure a location-based marketing and analytics platform that provides Wi-Fi as a digital marketing tool to retain and reward customers.

On October 10, 2017, the Company completed its sale of all of the outstanding equity interests in Eat24, LLC ("Eat24"), a wholly owned subsidiary of the Company, to Grubhub Holdings Inc. (“Purchaser”), a wholly owned subsidiary of Grubhub Inc. The Company received $251.7 million in cash at closing, and the Purchaser paid an additional $28.8 million into an escrow account, which will be held for an 18-month period after closing to secure the Purchaser’s indemnification rights. The purchase price remains subject to customary post-closing adjustments.

The unaudited pro forma condensed consolidated balance sheet presents the historic balance sheet of Yelp as of June 30, 2017, which reflected the acquisitions of Nowait and Turnstyle, adjusted for the disposition of Eat24 as though it occurred on June 30, 2017.

The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 reflect the historical statements of operations for Yelp as though each of the Nowait and Turnstyle acquisitions and the disposition of Eat24 had occurred on January 1, 2016.

The historical financial information has been adjusted in the unaudited condensed consolidated pro forma financial statements to give effect to events that are (1) directly attributable to the acquisitions and the disposition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the Company’s results. Accordingly, the portion of the Turnstyle purchase price which was recorded as compensation cost and the gain associated with the disposition of Eat24 are excluded from the unaudited pro forma condensed consolidated statement of operations adjustments due to the non-recurring nature of these items. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

● Separate audited consolidated financial statements of Yelp as of and for the year ended then December 31, 2016, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2017;

● Separate audited historical financial statements of Nowait as of and for the year ended December 31, 2016 included in the Current Report on Form 8-K/A filed with the SEC on May 15, 2017;

● Separate audited historical financial statements of Turnstyle as of and for the year ended December 31, 2016 included in the Current Report on Form 8-K/A filed with the SEC on June 16, 2017; and

● Separate unaudited consolidated financial statements of Yelp as of and for the six months then ended June 30, 2017, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Quarterly Report on Form 10- Q filed with the SEC on August 9, 2017.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the acquisitions and disposition been completed as of the date and for the periods presented, and should not be taken as representative of its consolidated results of operations or financial condition following the acquisitions. In addition, the unaudited pro forma condensed consolidated financial information is not intended to project the future financial position or results of operations of the Company.

The acquisitions have been accounted for using the acquisition method of accounting. Under the purchase method of accounting, the total purchase price presented in the accompanying unaudited pro forma consolidated financial statements was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amount assigned to tangible and identifiable intangible assets acquired and liabilities assumed is considered goodwill.

The disposition has been accounted for as an asset group disposal in accordance with Accounting Standards Codification 360, "Property, Plant, and Equipment". The associated gain presented in the accompanying unaudited pro forma condensed consolidated financial statements has been recognized as an adjustment to the Company's accumulated deficit.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Differences between these preliminary management estimates (for example, estimates as to the working capital adjustment) and any final acquisition or disposition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and the Company’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the Company may achieve as a result of the acquisitions. Conversely, the unaudited pro forma condensed consolidated financial information does not reflect any cost inefficiencies, operating dis-synergies, or incidental revenue reduction that the Company may incur as a result of the disposition of Eat24. Additionally, any costs necessary to achieve such measures, or costs to integrate or de-integrate the operations of Nowait, Turnstyle, or Eat24 are not reflected in the unaudited pro forma condensed consolidated financial information.

Yelp Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2017
(In thousands)

	Yelp (as		Pro Forma
	reported)	Adjustments	Consolidated	Notes
Assets
Current assets:
Cash and cash equivalents	$319,754	$259,134	$578,888	(a)
Short-term marketable securities	192,041	-	192,041
Accounts receivable, net	68,778	(3,262)	65,516	(b)
Prepaid expenses and other current assets	14,298	(290)	14,008	(b)
Total current assets	594,871	255,582	850,453

Property, equipment and software, net	91,714	(501)	91,213	(b)
Intangibles, net	45,411	(26,826)	18,585	(b)
Goodwill	216,440	(110,768)	105,672	(b)
Restricted cash	18,539	-	18,539
Other non-current assets	3,140	28,750	31,890	(a)
Total assets	$970,115	$146,237	$1,116,352
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable- trade	$3,183	$(124)	$3,059	(b)
Accounts payable- merchant share	17,210	(16,238)	972	(b)
Accrued liabilities	40,936	23,951	64,887	(d)
Deferred revenue	3,800	-	3,800
Total current liabilities	65,129	7,589	72,718
Long-term liabilities	18,320	(9,955)	8,365	(e)
Total liabilities	83,449	(2,366)	81,083

Stockholders' equity
Common stock	-	-	-
Additional paid-in capital	965,049	-	965,049
Accumulated other comprehensive loss	(10,972)	-	(10,972)
Accumulated (deficit) earnings	(67,411)	148,603	81,192	(c)
Total stockholders' equity	886,666	148,603	1,035,269
Total liabilities and stockholders' equity	$970,115	$146,237	$1,116,352

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements

Yelp Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Six months ended June 30, 2017
(In thousands, except per share data)

	Historical
			Turnstyle for	Eat24 for
	Yelp (as	Nowait for period to	period to	period to		Pro Forma
	reported)	February 28, 2017	April 3, 2017	June 30, 2017	Adjustments	Consolidated	Notes
Net revenue	$406,187	$774	$359	$(34,529)	$-	$372,791

Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	34,970	146	134	(9,460)	-	25,790
Sales and marketing	214,518	591	94	(22,533)	-	192,670
Product development	81,959	375	125	(4,491)	-	77,968
General and administrative	52,275	419	351	(3,653)	-	49,392
Depreciation and amortization	20,813	33	3	(2,775)	496	18,570	(f)
Restructuring and integration	251	-	-	-	-	251
Total costs and expenses	404,786	1,564	707	(42,912)	496	364,641
Income (loss) from operations	1,401	(790)	(348)	8,383	(496)	8,150
Other income, net	1,594	21	427	-	-	2,042
Income (loss) before income taxes	2,995	(769)	79	8,383	(496)	10,192
Provision for income taxes	(185)	-	-	-	-	(185)	(g)
Net income (loss) attributable to common stockholders	$2,810	$(769)	$79	$8,383	$(496)	$10,007
Net income per share attributable to common stockholders:
Basic	$0.03					$0.12
Diluted	$0.03					$0.12

Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	80,422					80,422
Diluted	85,132					85,132

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements

Yelp Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2016
(In thousands, except per share data)

	Historical
	Yelp (as					Pro Forma
	reported)	Nowait	Turnstyle	Eat24	Adjustments	Consolidated	Notes
Net revenue	$713,069	$4,071	$1,063	$(58,073)	$-	$660,130

Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	60,363	1,334	364	(14,803)	-	47,258
Sales and marketing	382,854	2,197	944	(28,980)	-	357,015
Product development	138,549	2,784	349	(7,439)	-	134,243
General and administrative	97,481	3,387	410	(6,283)	-	94,995
Depreciation and amortization	35,346	153	46	(5,441)	2,526	32,630	(f)
Restructuring and integration	3,455	-	-	-	-	3,455
Total costs and expenses	718,048	9,855	2,113	(62,946)	2,526	669,596
(Loss) income from operations	(4,979)	(5,784)	(1,050)	4,873	(2,526)	(9,466)
Other income (expense), net	1,694	(158)	(127)	-	-	1,409
(Loss) income before income taxes	(3,285)	(5,942)	(1,177)	4,873	(2,526)	(8,057)
(Provision for) benefit from income taxes	(1,385)	102	-	-	-	(1,283)	(g)
Net (loss) income attributable to common stockholders	$(4,670)	$(5,840)	$(1,177)	$4,873	$(2,526)	$(9,340)
Net loss per share attributable to common stockholders:
Basic	$(0.06)					$(0.12)
Diluted	$(0.06)					$(0.12)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	77,186					77,186
Diluted	77,186					77,186

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Adjustments to the unaudited pro forma condensed consolidated balance sheet as of June 30, 2017, and condensed consolidated statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented below:

(a)	Adjustment to reflect the total purchase consideration from the Purchaser, calculated as of June 30, 2017, for the sale of Eat24 of $284.9 million, which consists of $256.1 million cash that would have been received at the closing date and $28.8 million placed in escrow for an 18 month period after closing, recorded as an adjustment to other non-current assets. Also includes adjustment of $3.0 million, to eliminate the Eat24 cash and cash equivalents balance included in the "Yelp (as reported)" column, consistent with the adjustments described in note (b) below.

(b)	Adjustment reflects the elimination of assets and liabilities attributable to Eat24 as of June 30, 2017.

(c)	Adjustment reflects a gain of $148.6 million net of tax effects arising from the disposition of Eat24 as if the closing occurred on June 30, 2017. The gain was calculated as the purchase price of $287.5 million offset by: a downward working capital adjustment of $2.6 million as of the closing date; Eat24 net assets of $105.1 million; income tax expense associated with the disposition of $30.8 million; and selling costs associated with the disposition of $0.4 million. The estimated gain has not been reflected in the unaudited pro forma consolidated statement of operations as it is considered to be non-recurring in nature. The primary difference between the statutory tax rate and the tax expense recognized on the gain is the utilization of previously reserved net operating losses and credits.

(d)	Adjustment to record additional income tax liabilities associated with the disposition of Eat24 of $25.9 million that are expected to be settled within one year, as well as an adjustment to record an additional liability for selling expenses of Eat24 for $0.4 million. These adjustments are not included in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2017 or the year ended December 31, 2016, as they are non-recurring in nature. These additional liabilities are offset by an adjustment to eliminate Eat24 accrued liabilities of $2.3 million, consistent with the adjustments described in note (b) above.

(e)	Adjustment to record additional income tax liabilities associated with the disposition of Eat24 of $4.9 million that are expected to be settled in more than one year. This adjustment is not included in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2017 or the year ended December 31, 2016, as it is non-recurring in nature. This additional liability is offset by an adjustment to eliminate Eat24 long-term liabilities of $14.9 million, consistent with the adjustments described in note (b) above.

(f)	Adjustment to reflect Nowait and Turnstyle amortization expense related to restaurant and business relationships, user relationships, acquired technology and trademarks intangible assets which are amortized on a straight line basis over 3-12 years.

(g)	No adjustment for taxation for Nowait,Turnstyle, and Eat24 is made to the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2017 or the year ended December 31, 2016. The primary difference between the effective tax rate of 0%, which was used to calculate the tax effects of pro forma adjustments, and the federal statutory rates relates to the valuation allowances on certain of the Company’s net operating losses and tax credits.